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RESOURCE
INTERNATIONAL, LTD

ENGINEERS · SCIENTISTS · SURVEYORS · PLANNERS

June 30, 2006

P.N. 93004-09

Mr. Peter Vaisler
Alliance Recovery Corporation
390-1285 N. Telegraph Road
Monroe, MI 48162

RE: Declaration of Independence

Dear Mr. Vaisler:

Resource International, Ltd. ("Resource"), which is headquartered in Ashland, VA., is a Virginia Corporation licensed to practice Professional engineering and consulting. Resource is privately held by its two principals and co-founders, Michael E. Fiore and John L. Combs, both of whom are licensed professional engineers.

Resource has prepared a revised estimate of value for Alliance Recovery Corporation ("ARC"). Resource has knowledge of ARC and its technology by virtue of its previous work with ARC and its predecessor company American Resource Recovery Corporation and other companies utilizing waste tires to make marketable products and by-products.

To address the issues regarding the independence of Resource International, Ltd. the following statements and declarations are presented:

1. Resource has no written or verbal contract with ARC to provide services. Resource has no contingency fee or contractual arrangement with ARC. Resource was paid a $7,500 fee for the professional time and materials required to update and complete the revised Estimate of Value that it prepared for ARC.
2. ARC has no contractual obligation to Resource or accounts payable obligations to Resource.
3. Resource, its principals or their extended families have no direct or indirect interest (equity or debt) in ARC. Resource, its principals or their extended families do not own stock, notes, and contracts in or with ARC, its principals, or shareholders.

Resource considers itself independent of ARC and in compliance with the statutes of its profession for performing the work associated with the preparation of this objective and third party estimate of value for ARC. Resource is properly licensed to practice professional engineering. Its principals are members in good standing with the State Registration Board for Professional Engineers.

The attached qualifications statement provides additional information about Resource and its principals. Our current fee schedule is also enclosed.

Sincerely,

Michael E. Fiore, P.E.
President

Resource International, Ltd
Statement of Qualifications

Resource International, Ltd ("Resource") was incorporated in 1982 as a regular corporation in the Commonwealth of Virginia, licensed to practice professional engineering. Its Principals and owner Michael E. Fiore, President, and John L. Combs, Executive Vice President are also registered professional engineers in Virginia. In addition, Mr. Fiore is a registered engineer in the states of Michigan, Ohio, New Jersey, North Carolina, South Carolina, Illinois, Kentucky, Pennsylvania, Mississippi, Florida, Georgia and Indiana.

Professional Engineers are required to meet certain basic educational and experience requirements, pass a two part written exam that includes technical economic and ethics components, and must comply with specific state registration requirements to maintain their good standing. The renewal of professional certification generally requires a renewal application, maintenance of a minimum number of Professional Development Hours (PDH) and a demonstration a good moral and professional character.

Resource also has additional professional engineers on its staff, which is subject to the same licensure requirements.

Resource is also licensed to operate in other states that it does business in either through a local branch office or as a register foreign corporation. Currently, Resource practices or is licensed to practice in Virginia, West Virginia, Michigan, and Maryland and has a pending application in North Carolina. Resource anticipates no problem in obtaining certifications to work in other states it plans to practice in the future.

Throughout its operational history Resource has maintained an active practice in solid waste management, resource recovery, environmental engineering and waste disposal. Through out its history it has completed projects that include:

- Tire recycling and processing facilities
- Materials recovery facilities
- Sanitary landfill siting, permitting and design
- Solid waste transfer stations
- Sludge disposal and processing
- Waste water treatment facilities
- Water treatment facilities
- Air pollution control facilities

Additionally, Resource provides a broad range of services to its clients that include civil and environmental engineering, land planning, infrastructure design, environmental permitting, land surveying and construction administration.

Resource's client list includes:

- Local governments – towns, cities and counties
- State governmental agencies to include:
  - Virginia Department of Corrections
  - Virginia Department of Military Affairs
  - Virginia Department of Environmental Quality

- Private Clients
- Industrial clients that include:
  - Food and bakeries
  - Specialty chemical
  - Apparel and textiles
  - Fertilizer
  - Pulp and paper
  - Electric utilities